Exhibit 77C: Matters Submitted
to a Vote of Securities Holders

SHAREHOLDER MEETING
RESULTS (UNAUDITED)
A Special Meeting of Shareholders
of Federated Government Income
Securities, Inc. (the ?Corporation?)
was held on October 28, 2013. On
August 29, 2013, the record date
for shareholders voting at the
meeting, there were
33,483,654.002 total outstanding
shares of the Corporation.
The following item was considered
by shareholders of the Corporation
and the results of their voting were
as follows:
AGENDA ITEM
Proposal to elect certain Directors
of the Corporation:1
Name 	For		Withheld
John T. Collins	23,473,436.135	766,478.270
Maureen Lally-Green	23,145,147.491	1,094,766.914
Thomas M. O?Neill	23,468,203.200	771,711.205
P. Jerome Richey	23,479,814.299	760,100.106
1	The following Directors continued their terms:
John F. Donahue, J. Christopher
Donahue, Maureen Lally-Green
(having been previously appointed
by the Board), Peter E. Madden,
Charles F. Mansfield, Jr., Thomas
M. O?Neill (having been
previously appointed by the
Board), and John S. Walsh.






US_ACTIVE-117049604.1-
JWKULBAC 04/28/2014 1:20 PM